Exhibit 5.1

Silicon Valley
November 6, 2025	855 Main Street
Redwood City, CA 94063

eBay Inc.	T +1 (650) 618-9250
2025 Hamilton Avenue	freshfields.us
San Jose, California 95125

Ladies and Gentlemen:

We have acted as counsel to eBay Inc., a Delaware corporation (the “Company”), in connection with the Company’s offering of $600,000,000 aggregate principal amount of its 4.250% Notes due 2029 (the “2029 Notes”) and $400,000,000 aggregate principal amount of its 5.125% Notes due 2035 (the “2035 Notes,” and together with the 2029 Notes, the “Notes”) in an underwritten public offering pursuant to an underwriting agreement dated November 3, 2025 (the “Underwriting Agreement”) among the Company and Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC, as representatives of the several underwriters listed in Schedule A thereto (the “Underwriters”). The Notes are to be issued pursuant to an Indenture to be dated as of the date hereof (the “Indenture”) between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), and an Officers’ Certificate of the Company to be issued pursuant thereto on or about November 6, 2025. The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-270013) (the “Registration Statement”) pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering the offer and initial sale of certain securities, including the Notes.

We, as your counsel, have examined and have relied as to matters of fact upon originals or copies of such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Company and such other persons, and we have made such other investigations, as we have deemed necessary or advisable as a basis for the opinion expressed below.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed with or submitted to the Commission via the Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), except for required EDGAR formatting changes, conform to the versions of such documents reviewed by us prior to such formatting, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate and (viii) each party to the global notes representing the Notes and the Indenture (collectively, the “Documents”) has satisfied those requirements that are applicable to it to the extent necessary to make such document a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except that we make no such assumption to the extent we have specifically opined as to such matters with respect to the Company.

eBay Inc.
November 6, 2025
2 | 2

Based upon and subject to the foregoing, and subject also to the assumptions and qualifications set forth below, and having considered such questions of law as we have deemed relevant and necessary as a basis for our opinion, we are of the opinion that the Notes have been duly authorized by the Company in accordance with the Indenture, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to, and paid for by, the Underwriters in accordance with the terms of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

Our opinion expressed above is subject to (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and (2) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation concepts of materiality, reasonableness, good faith and fair dealing. We express no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law, (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law on the conclusions expressed above or (iii) the validity, legally binding effect or enforceability of any provision providing for liquidated damages or default interest or permitting holders to collect any portion of stated principal amount upon acceleration to the extent determined to constitute unearned interest.

We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and further consent to the reference to our name under the caption “Legal Matters” in the related prospectus supplement, which is part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Freshfields US LLP